Luby's Reports First Quarter Fiscal 2013 Results

HOUSTON, Dec. 19, 2012 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for its twelve-week first quarter fiscal 2013, which ended on November 21, 2012.

Chris Pappas, President and CEO, remarked, "We began 2013 by increasing our presence in our existing markets by opening one new Luby's cafeteria and 4 Fuddruckers, as well as expanding our footprint by acquiring 23 Cheeseburger in Paradise locations in 14 states. We'll continue to build on our initiatives to attract more customers to our growing portfolio of brands by improving our operations and guest experience and investing in our restaurants."

2013 First Fiscal Quarter Review

  Restaurant sales grew 1.1% to $74.0 million, compared to $73.2 million in the same quarter last fiscal year. The increase is due to rising same store sales and the sales generated at 7 new restaurants opened since last year. These additional restaurant sales were partially offset by the closure of 5 stores over the past year. The 94 Luby's locations generated $53.0 million in restaurant sales, and the 64 company-operated Fuddruckers and Koo Koo Roo locations produced $20.9 million in restaurant sales.

Table 1: Restaurant Sales (In thousands)

	Q1 FY2013 12 Weeks Ended 11/21/2012	Q1 FY2012 12 Weeks Ended 11/23/2011	% Change
Luby's Restaurants [1]	$ 53,041	$ 52,618	0.8%
Fuddruckers and Koo Koo Roo [2]	20,927	20,541	1.9%
Restaurant Sales	$ 73,968	$ 73,159	1.1%

(1)	94 stores at the end of Q1-2013; 95 stores at the end of Q1-2012.
(2)	64 stores at the end of Q1-2013; 60 stores at the end of Q1-2012
  Same store sales rose 0.2%.  Same store sales results include the 151 restaurants (93 Luby's Restaurants and 58 Fuddruckers and Koo Koo Roo locations) that have been open for 18 consecutive accounting periods. At Luby's Cafeterias, average spend per person increased 2.2% and customer traffic declined 1.9%. At Fuddruckers, average spend per customer grew 2.0% and customer traffic declined 1.1%. Same store sales declined at the two Koo Koo Roo locations, which reduced total same store sales by approximately 0.2 percentage points. Fuddruckers franchise units, averaging 121 units during the quarter, were up 0.7% in sales.

Table 2: Same Store Sales by Quarter

	Q1	Q2	Q3	Q4	Full Year
FY2013 Same-Store Sales:	0.2%
FY2012 Same-Store Sales:	3.5%	2.2%	1.1%	2.4%	2.2%
  Store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses, decreased slightly to $9.8 million in the first quarter of fiscal 2013, or 13.2% of restaurant sales, from $10.1 million, or 13.7% of restaurant sales in the first quarter of fiscal 2012.  Store level profit as a percentage of restaurant sales declined due to higher restaurant labor costs at Fuddruckers and increased advertising and marketing expense, as well as higher supplies and restaurant services costs. Store level profit is a non-GAPP measure and reconciliation to income from continuing operations is presented after the financial statements.
  In the first quarter fiscal 2013, we generated income from continuing operations of $189,000, or $0.01 per share, compared to $583,000 in the same quarter in last fiscal year, or $0.02 per share. Results in each of fiscal 2013 and 2012 included various special items as outlined in the chart below.

Table 3: Reconciliation of income from continuing operations to income from continuing operations, before special items (1,2)

	Q1 FY2013		Q1 FY2012
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 189	$ 0.01	$ 583	$ 0.02
Asset charges; (gain) loss on disposal of assets	(101)	(0.01)	121	0.01
Credit Card Settlement			(190)	(0.01)
Income from Continuing Operations, before special items	$ 88	$ 0.00	514	$ 0.02
(1)

The Company uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

Pappas added, "We continue to invest in our existing locations. During the first quarter, we completed three cafeteria remodels and one Fuddruckers refresh. We expect to complete the remodel of approximately 14 cafeterias and 14 Fuddruckers in fiscal 2013.

"We have already begun integrating our newly acquired Cheeseburger in Paradise operations. Over the next few periods, we will review the operating processes, menu items and service levels. Through better training, processes and management, we believe there are opportunities to enhance the quality and consistency of the guest experience, while expanding margins and generating higher returns."

Revenue Items

Total sales were $79.5 million in the first quarter fiscal 2013, up slightly from $79.3 million in the comparable quarter in the prior fiscal year. Revenue from Culinary Contract Services declined to $3.8 million in the first quarter fiscal 2013 compared to $4.5 million in the same fiscal quarter last fiscal year. At the end of the first quarter fiscal 2013 we operated 18 facilities, down from 21 facilities at the end of the first quarter fiscal 2012. Compared to the same quarter last fiscal year, franchise revenue rose 2.7% to $1.5 million in the first quarter fiscal 2013.

Operating Expense Review

Food costs as a percentage of restaurant sales increased slightly to 28.2% in the first quarter fiscal 2013 from 28.0% in the comparable quarter last year, as last year's results were positively affected by food and beverage rebates recognized in the first quarter fiscal 2012. Food costs increased approximately $0.3 million, to $20.8 million in the first quarter fiscal 2013 compared to the same fiscal quarter last year. During the first quarter fiscal 2013, we did not experience any significant year-over-year food cost inflation in our basket of core food commodity purchases; however, we were affected by the higher costs of turkey, which are a key component of our Thanksgiving offerings.

In the first quarter fiscal 2013, payroll and related costs as a percentage of restaurant sales increased slightly up to 34.5% from 34.3% in last year's first fiscal quarter, as crew labor costs increased at Fuddruckers. Payroll and related costs rose approximately $0.4 million, to $25.5 million in the first quarter fiscal 2013 compared to the same fiscal quarter last year.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. As a percentage of restaurant sales, other operating expenses rose slightly to 24.1% compared to 23.9% in the same quarter last year, primarily due to higher marketing and advertising spending, as well as an increase in equipment maintenance. Other operating expenses in the first quarter fiscal 2013 increased approximately $0.3 million to $17.8 million, compared to the same quarter last year.

Depreciation and amortization expense of $4.1 million in first quarter fiscal 2013 was comparable to the same quarter last year. The additional depreciation from construction of new units and renovation of existing units was offset by the decrease in depreciation related to certain assets that reached the end of their depreciable lives.

General and administrative expenses rose approximately $0.6 million to $7.4 million in the first quarter fiscal 2013 compared to the same quarter last year due in part to an increase in salaries and benefits. In the comparable quarter last year, we recognized a favorable credit card settlement of approximately $0.3 million. As a percentage of total revenues, general and administrative expenses rose to 9.3%, versus 8.6% in the same quarter last year.

Capital Expenditures and Balance Sheet

At the end of the first quarter fiscal 2013, we had $2.0 million in cash, $173.0 million in shareholders' equity and $37.5 million available under our credit facility. During the quarter, we generated $6.6 million in cash from operating activities and spent $4.9 million on capital expenditures. We ended the first quarter fiscal 2013 with a $11.5 million outstanding debt balance, down from the $13.0 million outstanding at the end of the 2012 fiscal year.

During the second week of December, as previously announced, we completed the purchase of all the Membership Units of Paradise Restaurants Group LLC, and certain of their affiliates (collectively known as, "Cheeseburger in Paradise,") drawing down approximately $11 million from our credit facility.

We expect to invest approximately $24 million to $29 million in capital projects during fiscal 2013. The capital will be dedicated to our projected new unit growth, remodeling of existing restaurants, and the on-going maintenance of our operations. Additional capital spend above this level may occur to purchase land and begin construction of restaurants that will open subsequent to fiscal year 2013.

Outlook

As announced previously, Luby's expects that its same store sales for its fiscal year 2013 will increase between 0.5% and 1.5% and that its restaurant sales will be in the range of $370 million to $375 million, which includes a contribution of approximately $39 million from the newly acquired Cheeseburger in Paradise operation. Luby's anticipates that the acquisition will be accretive to earnings, excluding integration expenses during fiscal 2013. Earnings per diluted share are anticipated to grow to $0.27 to $0.30 in fiscal 2013, due to increased sales and margin expansion. This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in the Company's annual and quarterly reports on Forms 10-K and 10-Q filed with the Securities Exchange Commission.

Luby's will continue to expand its geographic footprint and anticipates opening one to two cafeterias in 2013 and three to five Fuddruckers.

Profitability is contingent on same store sales growth as well as effective management of our expenses. We continue to remain cautious about the general political and economic environment and its impact on customer traffic.

Conference Call

Luby's will host a conference call tomorrow, December 20, 2012, at 10:00 a.m., Central Time, to discuss further its 2013 fiscal first quarter results. To access the call live, dial 480-629-9835 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through December 27, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4580963#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website www.lubysinc.com.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 181 restaurants as follows: 93 Luby's Cafeterias, 62 Fuddruckers restaurants, 23 Cheeseburger in Paradise full service restaurants and bars, two Koo Koo Roo Chicken Bistros, and one Bob Luby's Seafood Grill. Its 93 Luby's Cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 62 company-operated locations and 121 franchises across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 18 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Luby's, Inc
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended
	November 21, 2012	November 23, 2011
	(12 weeks)	(12 weeks)
SALES:
Restaurant sales	$ 73,968	$ 73,159
Culinary contract services	3,841	4,536
Franchise revenue	1,522	1,482
Vending revenue	122	148

TOTAL SALES	79,453	79,325
COSTS AND EXPENSES:
Cost of food	20,842	20,504
Payroll and related costs	25,529	25,087
Other operating expenses	17,842	17,516
Opening costs	206	35
Cost of culinary contract services	3,466	4,106
Depreciation and amortization	4,136	4,114
General and administrative expenses	7,378	6,810
Provision for asset impairments, net	90	175
Net (gain) loss on disposition of property and equipment	(242)	9

Total costs and expenses	79,247	78,356

INCOME FROM OPERATIONS	206	969
Interest income	2	1
Interest expense	(175)	(279)
Other income, net	234	217

Income before income taxes and discontinued operations	267	908
Provision for income taxes	78	325

Income from continuing operations	189	583
Loss from discontinued operations, net of income taxes	(60)	(379)

NET INCOME	$ 129	$ 204

Income per share from continuing operations:
Basic	$ 0.01	$ 0.02
Assuming dilution	0.01	0.02

Loss per share from discontinued operations:
Basic	$ —	$ (0.01)
Assuming dilution	—	(0.01)

Net income per share:
Basic	$ 0.01	$ 0.01
Assuming dilution	0.01	0.01

Weighted average shares outstanding:
Basic	28,386	28,262
Assuming dilution	28,567	28,304

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended
	November 21,	November 23,
	2012	2011
	(12 weeks)	(12 weeks)

Restaurant sales	93.1%	92.2%
Culinary contract services	4.8%	5.7%
Franchise revenue	1.9%	1.9%
Vending revenue	0.2%	0.2%
TOTAL SALES	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.2%	28.0%
Payroll and related costs	34.5%	34.3%
Other operating expenses	24.1%	23.9%
Store level profit	13.2%	13.7%

(As a percentage of total sales)
General and administrative expenses	9.3%	8.6%
INCOME FROM OPERATIONS	0.3%	1.2%

Luby's, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	November21, 2012	August 29, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,955	$ 1,223
Trade accounts and other receivables, net	3,362	4,000
Food and supply inventories	4,960	3,561
Prepaid expenses	1,164	3,010
Assets related to discontinued operations	6	40
Deferred income taxes	1,924	1,932

Total current assets	13,371	13,766
Property held for sale	602	602
Assets related to discontinued operations	4,820	4,824
Property and equipment, net	174,360	173,653
Intangible assets, net	26,351	26,679
Goodwill	195	195
Deferred incomes taxes	8,694	9,354
Other assets	1,863	1,944

Total assets	$ 230,256	$ 231,017

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 16,675	$ 14,849
Liabilities related to discontinued operations	465	411
Accrued expenses and other liabilities	20,244	20,677

Total current liabilities	37,384	35,937
Credit facility debt	11,500	13,000
Liabilities related to discontinued operations	326	1,133
Other liabilities	8,107	8,288

Total liabilities	57,317	58,358

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,677,203 and 28,677,203, respectively; Shares outstanding were 28,177,203 and 28,177,203, respectively	9,176	9,176
Paid-in capital	24,683	24,532
Retained earnings	143,855	143,726
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	172,939	172,659

Total liabilities and shareholders' equity	$ 230,256	$ 231,017

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Quarter Ended
	November 21, 2012	November 23, 2011
	(12 weeks)	(12 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 129	$ 204
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(152)	551
Depreciation and amortization	4,136	4,114
Amortization of debt issuance cost	26	26
Share-based compensation expense	137	209
Tax increase on stock options	14	—
Deferred tax benefit	(113)	(17)

Cash provided by operating activities before changes in operating assets and liabilities	4,177	5,087
Changes in operating assets and liabilities:
Decrease in trade accounts and other receivables	638	209
Increase in food and supply inventories	(1,398)	(1,707)
Decrease (increase) in prepaid expenses and other assets	1,930	(582)
Decrease in accounts payable, accrued expenses and other liabilities	1,239	5,796

Net cash provided by operating activities	6,586	8,803

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	510	465
Purchases of property and equipment	(4,874)	(4,519)
Decrease (increase) in note receivable	10	(136)

Net cash used in investing activities	(4,354)	(4,190)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	12,600	9,800
Credit facility repayments	(14,100)	(13,800)
Debt issuance costs	—	(1)

Net cash used in financing activities	(1,500)	(4,001)

Net increase in cash and cash equivalents	732	612
Cash and cash equivalents at beginning of period	1,223	1,252

Cash and cash equivalents at end of period	$ 1,955	$ 1,864

Cash paid for:
Income taxes	$ —	$ —
Interest	146	228

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended
	November 21, 2012	November 23, 2011
	(12 weeks)	(12 weeks)
	(In Thousands)
Store level profit	$ 9,755	$ 10,052

Plus:
Sales from vending revenue	122	148
Sales from culinary contract services	3,841	4,536
Sales from franchise revenue	1,522	1,482

Less:
Opening costs	206	35
Cost of culinary contract services	3,466	4,106
Depreciation and amortization	4,136	4,114
General and administrative expenses	7,378	6,810
Provision for asset impairments, net	90	175
Net (gain) loss on disposition of property and equipment	(242)	9
Interest income	(2)	(1)
Interest expense	175	279
Other income, net	(234)	(217)
Provision for income taxes	78	325

Income from continuing operations	$ 189	$ 583